Filed Pursuant to Rule 424(b)(3)

Registration No. 333-272336

PROSPECTUS

2,500,000 Common Shares

Altamira Therapeutics Ltd.
Common Shares

This prospectus relates to the resale, from time to time, of up to 2,500,000 common shares, par value CHF 0.20 per share, or the “common shares,” of Altamira Therapeutics Ltd., an exempted company limited by shares incorporated in Bermuda, by the selling shareholder, Lincoln Park Capital Fund, LLC, or “LPC.” We may, from time to time in our discretion, issue and sell to LPC the common shares to which this prospectus relates, which we refer to as “Purchase Shares,” upon the terms and subject to satisfaction of the conditions in the purchase agreement, dated as of December 5, 2022, that we entered into with LPC on such date, which we refer to as the “Purchase Agreement”.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the resale by the selling shareholder of common shares under this prospectus. However, we may receive proceeds of up to $9,145,525 from our sale of Purchase Shares, if any, to LPC under the Purchase Agreement, from time to time in our discretion after the date the registration statement of which this prospectus is a part is declared effective and the other conditions in the Purchase Agreement have been satisfied.

LPC is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the “Securities Act”. LPC may sell the common shares described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how LPC may resell the common shares being registered for resale by LPC under the registration statement that includes this prospectus.

We will pay the expenses incurred in registering the common shares to which this prospectus relates, including legal and accounting fees. See “Plan of Distribution.”

Currently, our common shares are traded on The Nasdaq Capital Market, or Nasdaq, under the symbol “CYTO”. The closing price of our common shares on Nasdaq on May 17, 2023 was $0.87 per common share.

We are a “foreign private issuer” as defined under the federal securities laws and, as such, are subject to reduced public company reporting requirements. See “Prospectus Summary – Implications of Being a Foreign Private Issuer.”

Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Consent under the Exchange Control Act 1972 (and its related regulations) from the Bermuda Monetary Authority for the issue and transfer of our common shares to and between residents and non-residents of Bermuda for exchange control purposes has been obtained for so long as our common shares remain listed on an “appointed stock exchange,” which includes the Nasdaq Capital Market. In granting such consent, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed herein.

The date of this prospectus is June 9, 2023.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Altamira Therapeutics Ltd.”, or “Altamira”, the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to (i) Auris Medical Holding Ltd. a Bermuda company, or Auris Medical (Bermuda), the successor issuer to Auris Medical Holding AG (“Auris Medical (Switzerland)”) under Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the effective time at which Auris Medical (Switzerland) continued its corporate existence from Switzerland to Bermuda (the “Redomestication”), which occurred on March 18, 2019, and (ii) to Altamira Therapeutics Ltd. after adoption of the new company name by resolution of Special General Meeting of Shareholders held on July 21, 2021. The trademarks, trade names and service marks appearing in this prospectus are property of their respective owners.

On May 1, 2019, the Company effected a one-for-twenty reverse share split (the “2019 Reverse Share Split”) of the Company’s issued and outstanding common shares. On October 25, 2022, the Company effected a one-for-twenty reverse share split (the “2022 Reverse Share Split”) of the Company’s issued and outstanding common shares. Unless indicated or the context otherwise requires, all per share amounts and numbers of common shares in this prospectus have been retrospectively adjusted for the 2019 Reverse Share Split and 2022 Reverse Share Split.

The terms “dollar,” “USD” or “$” refer to U.S. dollars and the term “Swiss Franc” and “CHF” refer to the legal currency of Switzerland.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors,” “Information on the Company” and “Operating and Financial Review and Prospects” sections and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus or incorporated by reference herein, before deciding to invest in our common shares.

Overview

We are a clinical-and commercial-stage biopharmaceutical company developing therapeutics that address important unmet medical needs. We are currently active in two areas: the development of RNA delivery technology for extrahepatic therapeutic targets (OligoPhore™ / SemaPhore™ platforms; AM-401 for the treatment of KRAS driven cancer, AM-411 for the treatment of rheumatoid arthritis; preclinical), and nasal sprays for protection against airborne allergens, and where approved, viruses (Bentrio®; commercial) or the treatment of vertigo (AM-125; Phase 2). We have announced our intention to reposition the Company around RNA delivery technology while exploring strategic options to either divest our non-RNA traditional businesses or partner them with one or several other companies. In particular, we have announced that we are seeking to divest or partner our legacy assets, including Bentrio® for North America, Europe and other key markets and our inner ear therapeutics assets.

Committed Equity Financing

On December 5, 2022, we and LPC entered into the Purchase Agreement and a registration rights agreement dated as of December 5, 2022, which we refer to as the Registration Rights Agreement. The Purchase Agreement provides that, upon the terms and subject to the satisfaction of the conditions set forth therein, we may, in our sole discretion, issue and sell to LPC up to $10.0 million of our common shares (of which an aggregate of $854,475 of common shares have already been issued and sold to LPC as of the date of this prospectus), subject to certain limitations set forth in the Purchase Agreement, from time to time over a period of up to 24 months commencing on the date that the conditions to LPC’s purchase obligation set forth in the Purchase Agreement are initially satisfied, including that the registration statement that includes this prospectus is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC (the date on which all of such conditions were initially satisfied, which occurred on December 28, 2022, the “Commencement Date”). On December 16, 2022, pursuant to the terms of the Purchase Agreement and the Registration Rights Agreement, we filed a registration statement on Form F-1 (Registration No. 333-268838) with the Securities and Exchange Commission (the “SEC”) to register up to 400,000 common shares of the Company that have subsequently been issued and sold by us to LPC, consisting of (i) up to 350,000 common shares that we issued and sold to LPC as Purchase Shares, during the period from the Commencement Date through the date of this prospectus, for aggregate gross proceeds of $854,475, and (ii) 50,000 common shares that we issued to LPC on December 5, 2022 in consideration for LPC’s commitment to purchase common shares at our direction under the Purchase Agreement. The purpose of this registration statement on Form F-1 is to register an additional 2,500,000 common shares of the Company for resale by LPC, pursuant to the terms of the Purchase Agreement and the Registration Rights Agreement.

Under the Purchase Agreement, from and after the date of this prospectus, on any business day selected by us on which the closing sale price of our common shares is not below $0.25 per share (which dollar amount shall be subject to adjustment for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction as provided in the Purchase Agreement) (the “Floor Price”), we may, by written notice delivered by us to LPC, direct LPC to purchase up to 15,000 common shares on such business day (which shall be the “purchase date” therefor), at a purchase price per common share that will be determined and fixed in accordance with the Purchase Agreement at the time we deliver such written notice to LPC (each, a “Regular Purchase”), provided, however, that the maximum number of shares we may sell to LPC in a Regular Purchase will be increased to (i) 20,000 common shares, if the closing sale price of our common shares on the applicable purchase date for such Regular Purchase is not below $6.00 per share, (ii) 25,000 common shares, if the closing sale price of our common shares on the applicable purchase date for such Regular Purchase is not below $8.00 per share, and (iii) 30,000 common shares, if the closing sale price of our common shares on the applicable purchase date for such Regular Purchase is not below $10.00 per share (each of such share and dollar amounts subject to adjustment for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction as provided in the Purchase Agreement). In any case, however, LPC’s maximum purchase commitment in any single Regular Purchase may not exceed $1,500,000 (which dollar amount shall not be subject to adjustment for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction). The per share purchase price for the common shares sold in each such Regular Purchase, if any, will be based on prevailing market prices of our common shares immediately preceding the time of sale as computed under the Purchase Agreement, provided that such per share purchase price may not be less than the U.S. dollar equivalent of the applicable par value per common share (which as of the date of this prospectus is CHF 0.20 per share) on the applicable purchase date for such Regular Purchase. We may direct LPC to purchase common shares in a Regular Purchase on any business day we select as the purchase date for such Regular Purchase and as often as every business day, provided that (i) the closing sale price of our common shares on the applicable purchase date for such Regular Purchase is not below the Floor Price and (ii) all Purchase Shares subject to all prior Regular Purchases that we have effected under the Purchase Agreement, if any, have been received by LPC before we deliver notice to LPC for such Regular Purchase in accordance with the Purchase Agreement.

In addition to Regular Purchases described above, provided that we have directed LPC to purchase the maximum amount of common shares that we are then able to sell to LPC in a Regular Purchase, we may, in our sole discretion, also direct LPC to purchase additional common shares in “accelerated purchases” and “additional accelerated purchases” as set forth in the Purchase Agreement, provided that all Purchase Shares subject to all prior Regular Purchases, accelerated purchases and additional accelerated purchases (as applicable) that we have effected under the Purchase Agreement have been received by LPC before we deliver notice to LPC for the applicable accelerated purchase (and with respect to an additional accelerated purchase, before we deliver notice to LPC for such applicable additional accelerated purchase) in accordance with the Purchase Agreement. The purchase price per common share to be paid by LPC for common shares that we elect to sell to LPC in any accelerated purchase (or in any additional accelerated purchase, as applicable) will be based on prevailing market prices of our common shares at the time of sale as computed under the Purchase Agreement, provided that such per share purchase price may not be less than the U.S. dollar equivalent of the applicable par value per common share (which as of the date of this prospectus is CHF 0.20 per share) on the applicable purchase date for such accelerated purchase and for such additional accelerated purchase, as applicable.

The Purchase Agreement provides that we may not under any circumstances issue or sell any common shares to LPC under the Purchase Agreement which, when aggregated with all other common shares then beneficially owned by LPC and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 thereunder), would result in LPC beneficially owning more than 4.99% of our outstanding common shares (the “Beneficial Ownership Limitation”).

We will control the timing and amount of any sales of common shares to LPC pursuant to the Purchase Agreement. LPC has no right to require us to sell any common shares to LPC under the Purchase Agreement, however LPC is obligated to make purchases of common shares as we may properly direct LPC to purchase, upon the terms and subject to the satisfaction of the conditions set forth therein. Neither we nor LPC may assign or transfer our respective rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by us or LPC.

Actual sales of common shares by us to LPC under the Purchase Agreement depend on a variety of factors to be determined from time to time, including, among others, market conditions, the trading price of our common shares and determinations by us as to the appropriate sources of funding for our company and its operations. The net proceeds under the Purchase Agreement that we may realize from sales of common shares to LPC under the Purchase Agreement will depend on the frequency and prices at which we may issue and sell our common shares to LPC pursuant to the Purchase Agreement. We expect that any net proceeds received by us from such sales to LPC under the Purchase Agreement will be used for working capital and general corporate purposes.

LPC has represented to us that at no time prior to our execution of the Purchase Agreement and the Registration Rights Agreement has LPC or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common shares or any hedging transaction, which establishes a net short position with respect to our common shares. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition (with certain limited exceptions set forth in the Purchase Agreement) on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement. We have the unconditional right, at any time, for any reason and without any payment or liability to us, to terminate the Purchase Agreement upon one business day’s prior written notice to LPC. In the event of bankruptcy proceedings by or against us that are not discharged within 90 days, the Purchase Agreement will automatically terminate without action of any party. No termination of the Purchase Agreement will be effective during the pendency of any Regular Purchase, accelerated purchase or additional accelerated purchase that has not then fully settled in accordance with the Purchase Agreement.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the registration statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.

Because the purchase price per share to be paid by LPC for the common shares that we may, in our sole discretion, elect to issue and sell to LPC under the Purchase Agreement from and after the date of this prospectus will fluctuate based on the market prices of our common shares at the times that we elect to sell such common shares, if any, to LPC under the Purchase Agreement, as of the date of this prospectus, it is not possible for us to calculate the actual purchase prices to be paid by LPC for any of the common shares that we may elect to issue and sell to LPC as Purchase Shares under the Purchase Agreement, and therefore we cannot predict the actual total aggregate number of additional common shares we may ultimately issue and sell to LPC, if any, under the Purchase Agreement, or the aggregate amount of additional proceeds we will actually receive from those sales, if any, under the Purchase Agreement. As of May 1, 2023, there were 6,988,999 common shares outstanding, of which approximately 6,936,997 common shares were held by non-affiliates of our company. Although the Purchase Agreement provides that we may sell up to $10.0 million of our common shares to LPC (of which an aggregate of $854,475 of common shares have already been issued and sold to LPC as of the date of this prospectus), only 2,500,000 of our common shares that we may issue to LPC as Purchase Shares from and after the date of this prospectus, if and when we elect to sell such Purchase Shares to LPC under the Purchase Agreement, are being registered under the Securities Act for resale by LPC under the registration statement that includes this prospectus. If all of the 2,500,000 Purchase Shares that may be offered and resold by LPC under this prospectus were also issued and outstanding as of May 1, 2023, such 2,500,000 common shares would represent approximately 26.3% of the total number of our common shares outstanding, and approximately 26.5% of the total number of outstanding common shares held by non-affiliates of our company, in each case as of May 1, 2023.

Depending on the market prices of our common shares at the time we elect to issue and sell the 2,500,000 Purchase Shares that are included in this prospectus to LPC pursuant to the Purchase Agreement, if any, we may need to issue and sell more than the 2,500,000 common shares being offered under this prospectus to LPC pursuant to the Purchase Agreement in order for us to receive aggregate gross proceeds equal to $9,145,525, the amount of LPC’s total aggregate purchase commitment that remains under the Purchase Agreement as of the date of this prospectus. If it becomes necessary for us to issue and sell to LPC under the Purchase Agreement more than the 2,500,000 common shares being offered under this prospectus, which we have the right, but not the obligation, to do, in order for us to receive the remaining aggregate gross proceeds equal to $9,145,525 from LPC under the Purchase Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the offer and resale by LPC of any such additional common shares that we may wish to sell to LPC from time to time under the Purchase Agreement, which the SEC must then declare effective.

The number of common shares ultimately resold by LPC through this prospectus is dependent upon the total number of common shares, if any, we elect to sell to LPC under the Purchase Agreement from and after the date of this prospectus and during the term of the Purchase Agreement. The issuance by us of our common shares to LPC pursuant to the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted. Although the number of common shares that our existing shareholders own will not decrease, the common shares owned by our existing shareholders will represent a smaller percentage of our total outstanding common shares after any such issuance.

Corporate Information

We are an exempted company incorporated under the laws of Bermuda. We began our current operations in 2003. On April 22, 2014, we changed our name from Auris Medical AG to Auris Medical Holding AG and transferred our operational business to our newly incorporated subsidiary Auris Medical AG, which is now our main operating subsidiary. On March 13, 2018, we effected a corporate reorganization through a merger into a newly formed holding company for the purpose of effecting the equivalent of a 10-1 “reverse share split.” Following shareholder approval at an extraordinary general meeting of shareholders held on March 8, 2019 and upon the issuance of a certificate of continuance by the Registrar of Companies in Bermuda on March 18, 2019, the Company discontinued as a Swiss company and, pursuant to Article 163 of the Swiss Federal Act on Private International Law and pursuant to Section 132C of the Companies Act 1981 of Bermuda (the “Companies Act”), continued existence under the Companies Act as a Bermuda company with the name “Auris Medical Holding Ltd.” (the “Redomestication”). Following shareholders’ approval at a special general meeting of shareholders held on July 21, 2021 we changed our name to Altamira Therapeutics Ltd. Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda, telephone number +1 (441) 295 5950.

We maintain a website at www.altamiratherapeutics.com where general information about us is available. Investors can obtain copies of our filings with the Securities and Exchange Commission, or the SEC or the Commission, from this site free of charge, as well as from the SEC website at www.sec.gov. We are not incorporating the contents of our website into this prospectus.

Implications of Being a Foreign Private Issuer

We currently report under the Exchange Act as a non-U.S. company with foreign private issuer, or FPI, status. Although we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act we will continue to be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

THE OFFERING

This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our common shares. You should carefully read this entire prospectus before investing in our common shares including “Risk Factors,” our consolidated financial statements and the documents incorporated herein.

Common Shares offered by the selling shareholder	Up to 2,500,000 Purchase Shares that we may issue and sell to LPC from time to time under the Purchase Agreement from and after the date of this prospectus.

Voting rights	Our common shares have one vote per common share.

Selling shareholder	Lincoln Park Capital Fund, LLC. See “Selling Shareholder.”

Nasdaq Capital Market symbol	“CYTO”.

Use of proceeds	We will not receive any proceeds from the sales of our common shares by LPC. We may receive gross proceeds of up to $9,145,525 under the Purchase Agreement during the period from the date of this prospectus through December 28, 2024, assuming that we issue all of the common shares committed to be purchased thereunder and excluding estimated offering fees and expenses. We intend to use the net proceeds from the issuance of common shares to LPC for working capital and general corporate purposes. See “Use of Proceeds.”

Dividend policy	We have never paid or declared any cash dividends on our shares, and we do not anticipate paying any cash dividends on our common shares in the foreseeable future. See “Dividend Policy.”

Risk factors	An investment in our common shares involves a high degree of risk. Please refer to “Risk Factors” in this prospectus and under “Item 3. Key Information—D. Risk factors” in our Annual Report on Form 20-F for the year ended December 31, 2022, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our common shares.

The number of our common shares issued and outstanding after this offering is based on 6,988,999 common shares issued and outstanding as of May 1, 2023 and excludes:

●	157,730 of our common shares issuable upon the exercise of options outstanding as of May 1, 2023 at a weighted average exercise price of $19.28 per common share; and

●	1,724,658 common shares issuable upon exercise of warrants outstanding as of May 1, 2023 at a weighted average exercise price of $4.93 per common share.

RISK FACTORS

Any investment in our common shares involves a high degree of risk. You should carefully consider the risks described below and in “Item 3. Key Information—D. Risk factors” in our Annual Report on Form 20-F for the year ended December 31, 2022, incorporated by reference herein, and all of the information included or incorporated by reference in this prospectus before deciding whether to purchase our common shares. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the events or circumstances described in the following risk factors actually occur, our business, financial condition and results of operations would suffer. In that event, the price of our common shares could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to this Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the selling shareholder, or the actual gross proceeds resulting from those sales.

On December 5, 2022, we entered into the Purchase Agreement with LPC, pursuant to which LPC has committed to purchase up to $10.0 million of our common shares(of which an aggregate of $854,475 of common shares have already been issued and sold to LPC as of the date of this prospectus), subject to certain limitations and conditions set forth in the Purchase Agreement, at our direction in our sole discretion from time to time during the period from the Commencement Date through December 28, 2024.

We generally have the right to control the timing and amount of any sales of our common shares to LPC under the Purchase Agreement. Sales of our common shares, if any, to LPC under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to LPC all, some or none of the additional common shares that may be available for us to sell to LPC as Purchase Shares pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by LPC for the common shares that we may, in our sole discretion, elect to issue and sell to LPC under the Purchase Agreement from and after the date of this prospectus will fluctuate based on the market prices of our common shares at the times that we elect to sell such common shares, if any, to LPC under the Purchase Agreement, as of the date of this prospectus, it is not possible for us to calculate the actual purchase prices to be paid by LPC for any of the common shares that we may elect to issue and sell to LPC as Purchase Shares under the Purchase Agreement, and therefore we cannot predict the actual total aggregate number of additional common shares we may ultimately issue and sell to LPC, if any, under the Purchase Agreement, or the aggregate amount of additional proceeds we will actually receive from those sales, if any, under the Purchase Agreement.

Although the Purchase Agreement provides that we may sell up to $10.0 million of our common shares to LPC (of which an aggregate of $854,475 of common shares have already been issued and sold to LPC as of the date of this prospectus), only 2,500,000 of our common shares are being registered under the Securities Act for resale by LPC under the registration statement that includes this prospectus, which we may issue to LPC as Purchase Shares from and after the date of this prospectus, if and when we elect to sell such Purchase Shares to LPC under the Purchase Agreement. Depending on the market prices of our common shares at the time we elect to issue and sell the 2,500,000 Purchase Shares that are included in this prospectus to LPC pursuant to the Purchase Agreement, if any, we may need to issue and sell more than the 2,500,000 common shares being offered under this prospectus to LPC pursuant to the Purchase Agreement in order for us to receive aggregate gross proceeds equal to $9,145,525, the amount of LPC’s total aggregate purchase commitment that remains under the Purchase Agreement as of the date of this prospectus. If it becomes necessary for us to issue and sell to LPC under the Purchase Agreement more than the 2,500,000 common shares being offered under this prospectus, which we have the right, but not the obligation, to do, in order for us to receive the remaining aggregate gross proceeds equal to $9,145,525 from LPC under the Purchase Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the offer and resale by LPC of any such additional common shares that we may wish to sell to LPC from time to time under the Purchase Agreement, which the SEC must then declare effective.

Any issuance and sale by us under the Purchase Agreement of a substantial amount of common shares in addition to the 2,500,000 common shares being registered for resale by LPC under this prospectus could cause additional substantial dilution to our shareholders. The number of common shares ultimately resold by LPC through this prospectus is dependent upon the total number of additional common shares, if any, we elect to sell to LPC under the Purchase Agreement from and after the date of this prospectus and during the term of the Purchase Agreement.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of common shares that we elect to issue and sell to LPC in one or more Regular Purchases, accelerated purchases and additional accelerated purchases, if any, from and after the date of this prospectus and during the term of the Purchase Agreement. If and when we do elect to sell common shares to LPC pursuant to the Purchase Agreement from and after the date of this prospectus, if any, after LPC has acquired such common shares, LPC may resell all, some or none of such common shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase common shares from LPC in this offering at different times will likely pay different prices for those common shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the common shares they purchase from LPC in this offering as a result of future sales made by us to LPC at prices lower than the prices such investors paid for their common shares in this offering. In addition, if we sell a substantial number of common shares to LPC under the Purchase Agreement, or if investors expect that we will do so, the actual sales of common shares, or the anticipation of such sales as a result of the public filing with the SEC of our Purchase Agreement and Registration Rights Agreement and/or the registration statement that includes this prospectus may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Our management team will have broad discretion over the use of the net proceeds from our sale of common shares to the Selling Shareholder, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from our sale of common shares to the selling shareholder, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

We report under International Financial Reporting Standards as issued by the International Accounting Standards Board in Swiss Francs. None of the consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States.

The terms “dollar,” “USD” or “$” refer to U.S. dollars, the term, “Swiss Francs” or “CHF” refers to the legal currency of Switzerland and the terms “€” or “euro” are to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the treaty establishing the European Community, as amended. Unless otherwise indicated, all references to currency amounts in this prospectus are in Swiss Francs.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

MARKET AND INDUSTRY DATA

This prospectus contains industry, market and competitive position data that are based on industry publications and studies conducted by third parties as well as our own internal estimates and research. These industry publications and third party studies generally state that the information that they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute forward-looking statements, including statements concerning our industry, our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to:

●	our operation as a drug development-stage company with limited operating history and a history of operating losses;

●	our ability to continue as a going concern, about which there is currently substantial doubt due to our recurring losses and negative cash flows from operations, our expectation to generate losses from operations for the foreseeable future and our cash position;

●	our ability to remediate our current material weaknesses in our internal controls over financial reporting;

●	our ability to timely and successfully reposition our Company around RNA therapeutics and to divest or partner our business in neurotology, rhinology and allergology;

●	the COVID-19 pandemic, which continues to evolve, and which could significantly disrupt our preclinical studies and clinical trials, and therefore our receipt of necessary regulatory approvals;

●	our need for substantial additional funding to continue the development of our product candidates before we can expect to become profitable from sales of our products and the possibility that we may be unable to raise additional capital when needed;

●	the timing, scope, terms and conditions of a potential divestiture or partnering of the Company’s traditional business as well as the cash such transaction(s) may generate;

●	the market acceptance and resulting sales from Bentrio® in international markets;

●	our dependence on the success of OligoPhoreTM, SemaPhoreTM, AM-401 and AM-411, which are still in preclinical development, and may eventually prove to be unsuccessful;

●	the chance that we may become exposed to costly and damaging liability claims resulting from the testing of our product candidates in the clinic or in the commercial stage;

●	the chance our clinical trials may not be completed on schedule, or at all, as a result of factors such as delayed enrollment or the identification of adverse effects;

●	uncertainty surrounding whether any of our product candidates will receive regulatory approval or clearance, which is necessary before they can be commercialized;

●	if our product candidates obtain regulatory approval or clearance, our product candidates being subject to expensive, ongoing obligations and continued regulatory overview;

●	enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval and commercialization;

●	our ability to obtain certification of Bentrio® as a Class II medical device under the European Medical Device Regulation and to obtain regulatory approval for prophylactic or therapeutic claims related to viral infections

●	dependence on governmental authorities and health insurers establishing adequate reimbursement levels and pricing policies;

●	our products may not gain market acceptance, in which case we may not be able to generate product revenues;

●	our reliance on our current strategic relationship with Washington University, or Nuance Pharma and the potential success or failure of strategic relationships, joint ventures or mergers and acquisitions transactions;

●	our reliance on third parties to conduct our nonclinical and clinical trials and on third-party, single-source suppliers to supply or produce our product candidates;

●	our ability to obtain, maintain and protect our intellectual property rights and operate our business without infringing or otherwise violating the intellectual property rights of others;

●	our ability to meet the continuing listing requirements of Nasdaq and remain listed on The Nasdaq Capital Market;

●	the chance that certain intangible assets related to our product candidates will be impaired; and

●	other risk factors discussed under “Risk Factors” beginning on page 5.

Our actual results or performance could differ materially from those expressed in, or implied by, any forward-looking statements relating to those matters. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations, cash flows or financial condition. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from resales of our common shares by LPC under this prospectus. We may receive gross proceeds of up to $9,145,525 under the Purchase Agreement during the period from the date of this prospectus through December 28, 2024, assuming that we sell the full amount of our common shares that we have the right, but not the obligation, to issue and sell to LPC as Purchase Shares under the Purchase Agreement and excluding estimated fees and expenses payable by us in connection with the registration under the Securities Act of all of the common shares that may be issued by us to LPC under the Purchase Agreement for resale by LPC, including the common shares being offered for resale by LPC under this prospectus. However, there can be no assurance we will issue to LPC any or all of the common shares that we have the right, but not the obligation, to sell to LPC as Purchase Shares under the Purchase Agreement, or that LPC will resell any of such common shares. Because there is no minimum amount of common shares that we are required to sell to LPC under the Purchase Agreement, we may issue and sell less than all of the common shares that we have the right, but not the obligation, to issue and sell to LPC as Purchase Shares under the Purchase Agreement, including the common shares being offered for resale by LPC under this prospectus, which may significantly reduce the amount of proceeds received by us from LPC under the Purchase Agreement.

We estimate that the net proceeds to us from the issuance and sale of our common shares to LPC pursuant to the Purchase Agreement will be up to approximately $2,075,494 during the period from the date of this prospectus through December 28, 2024, assuming that we sell the full amount of our common shares that we have the right, but not the obligation, to sell to LPC as Purchase Shares under the Purchase Agreement and after deducting estimated fees and expenses payable by us in connection with the registration under the Securities Act of all of the common shares that may be issued by us to LPC under the Purchase Agreement for resale by LPC, including the common shares being offered for resale by LPC under this prospectus.

We intend to use the net proceeds to us from the issuance and sale of our common shares to LPC pursuant to the Purchase Agreement for working capital and general corporate purposes. Such purposes may include research and development expenditures and capital expenditures. Pending the use of the net proceeds, we intend to invest the net proceeds in interest-bearing, investment-grade securities. Accordingly, our management will have significant flexibility in applying any net proceeds that we receive from the issuance and sale of our common shares to LPC pursuant to the Purchase Agreement.

SELLING SHAREHOLDER

This prospectus relates to the offer and resale by LPC of up to 2,500,000 common shares that have been or may be issued by us to LPC under the Purchase Agreement. For additional information regarding the common shares included in this prospectus, see the section titled “The LPC Transaction” in this prospectus. We are registering the common shares included in this prospectus pursuant to the provisions of the Registration Rights Agreement we entered into with LPC on December 5, 2022 in order to permit the selling shareholder to offer the common shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement, the Registration Rights Agreement, the Purchase Agreement dated April 23, 2020 between us and LPC, and the Registration Rights Agreement dated April 23, 2020, between us and LPC, LPC has not had any material relationship with us within the past three years. As used in this prospectus, the term “selling shareholder” means Lincoln Park Capital Fund, LLC.

The table below presents information regarding the selling shareholder and the common shares that may be resold by the selling shareholder from time to time under this prospectus. This table is prepared based on information supplied to us by the selling shareholder, and reflects holdings as of May 1, 2023. The number of common shares in the column “Maximum Number of Common Shares to be Resold Pursuant to this Prospectus” represents all of the common shares being offered for resale by the selling shareholder under this prospectus. The selling shareholder may sell some, all or none of the common shares being offered for resale in this offering. We do not know how long the selling shareholder will hold the common shares before selling them and we are not aware of any existing arrangements between the selling shareholder and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common shares being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes common shares with respect to which the selling shareholder has sole or shared voting and investment power. Because the purchase price per common share to be paid by LPC for common shares that may be issued and sold by us to LPC in Regular Purchases under the Purchase Agreement, if any, will be based on prevailing market prices of our common shares immediately preceding the time of sale as computed under the Purchase Agreement, and the purchase price per common share to be paid by LPC for common shares that may be issued and sold by us to LPC in accelerated purchases or additional accelerated purchases will be based on prevailing market prices of our common shares at the time of sale as computed under the Purchase Agreement, provided that in each case such per share purchase price may not be less than the U.S. dollar equivalent of the then applicable par value per common share (which as of the date of this prospectus is CHF 0.20 per share), the actual number of common shares that we may ultimately issue and sell to LPC under the Purchase Agreement may be fewer than the 2,500,000 common shares being offered for resale under this prospectus.

Selling Shareholder	Common Shares Beneficially Owned Prior to this Offering(1)	Percentage of Outstanding Common Shares Beneficially Owned Prior to this Offering(2)		Maximum Number of Common Shares to be Resold Pursuant to this Prospectus	Number of Common Shares Beneficially Owned After this Offering(3)	Percentage of Outstanding Common Shares Beneficially Owned After this Offering(4)
Lincoln Park Capital Fund, LLC(5)	1,425	*	%	2,500,000	1,425		*

(*)	Less than 1%.

(1)	Represents 1,425 shares owned as of May 1, 2023. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of common shares beneficially owned prior to the offering all of the common shares that LPC may be required to purchase at our direction under the Purchase Agreement, because the issuance of such common shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of LPC’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Regular Purchases, accelerated purchases and additional accelerated purchases of our common shares under the Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any common shares to LPC to the extent such shares, when aggregated with all other common shares then beneficially owned by LPC, would cause LPC’s beneficial ownership of our common shares to exceed the 4.99% Beneficial Ownership Limitation, which may not be amended or waived under the Purchase Agreement.

(2)	The percentage of common shares beneficially owned prior to this offering is based on an aggregate of 6,988,999 common shares outstanding on May 1, 2023.

(3)	Assumes the resale by the selling shareholder of all of the common shares being offered for resale pursuant to this prospectus.

(4)	The percentage of common shares beneficially owned after this offering is based on an aggregate of 6,988,999 common shares outstanding on May 1, 2023, and (i) gives effect to the issuance of the 2,500,000 Purchase Shares being offered for resale by LPC under this prospectus and (ii) assumes the resale by LPC of all of the 2,500,000 common shares being offered for resale by LPC pursuant to this prospectus.

(5)	Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, the manager of Lincoln Park Capital Fund, LLC, are deemed to be beneficial owners of all of the common shares owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the common shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Neither Lincoln Park Capital Fund, LLC nor Lincoln Park Capital, LLC, is a licensed broker dealer or an affiliate of a licensed broker dealer.

THE LPC TRANSACTION

On December 5, 2022, we and LPC entered into the Purchase Agreement and the Registration Rights Agreement. The Purchase Agreement provides that, upon the terms and subject to the satisfaction of the conditions set forth therein, we may, in our sole discretion, issue and sell to LPC up to $10.0 million of our common shares (of which an aggregate of $854,475 of common shares have already been issued and sold to LPC as of the date of this prospectus), subject to certain limitations set forth in the Purchase Agreement, during the period from the Commencement Date through December 28, 2024. Pursuant to the terms of the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the offer and resale by LPC of up to 2,500,000 that we may, in our sole discretion, issue and sell to LPC as Purchase Shares, during the period from the date of this prospectus through December 28, 2024.

On any business day selected by us on which the closing sale price of our common shares is not below the Floor Price, we may, from time to time and at our sole discretion during the period from the date of this prospectus through December 28, 2024, by written notice delivered by us to LPC, direct LPC to purchase up to 15,000 common shares, at a purchase price per common share that will be determined and fixed in accordance with the Purchase Agreement at the time we deliver such written notice to LPC. The maximum share limit for a Regular Purchase shall be increased to higher share threshold amounts in the Purchase Agreement, up to a maximum share limit of 30,000 common shares, with the applicable maximum share limit determined by whether the closing price for our common shares on the applicable purchase date exceeds certain price thresholds set forth in the Purchase Agreement. The per share purchase price for the common shares sold in each such Regular Purchase, if any, will be based on prevailing market prices of our common shares immediately preceding the time of sale as computed under the Purchase Agreement, provided that such per share purchase price may not be less than the U.S. dollar equivalent of the applicable par value per common share (which as of the date of this prospectus is CHF 0.20 per share) on the applicable purchase date for such Regular Purchase. In any case, however, LPC’s maximum purchase commitment in any single Regular Purchase may not exceed $1,500,000 (which dollar amount shall not be subject to adjustment for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction). We may direct LPC to purchase common shares in a Regular Purchase on any business day we select as the purchase date for such Regular Purchase and as often as every business day, provided that (i) the closing sale price of our common shares on the applicable purchase date for such Regular Purchase is not below the Floor Price and (ii) all Purchase Shares subject to all prior Regular Purchases that we have effected under the Purchase Agreement, if any, have been received by LPC before we deliver notice to LPC for such Regular Purchase in accordance with the Purchase Agreement.

In addition to Regular Purchases described above, provided that we have directed LPC to purchase the maximum amount of common shares that we are then able to sell to LPC in a Regular Purchase, we may, in our sole discretion, also direct LPC to purchase additional common shares in “accelerated purchases” and “additional accelerated purchases” as set forth in the Purchase Agreement, provided that all Purchase Shares subject to all prior Regular Purchases, accelerated purchases and additional accelerated purchases (as applicable) that we have effected under the Purchase Agreement have been received by LPC before we deliver notice to LPC for the applicable accelerated purchase (and with respect to an additional accelerated purchase, before we deliver notice to LPC for such applicable additional accelerated purchase) in accordance with the Purchase Agreement. The purchase price per common share to be paid by LPC for common shares that we elect to sell to LPC in any accelerated purchase (or in any additional accelerated purchase, as applicable) will be based on prevailing market prices of our common shares at the time of sale as computed under the Purchase Agreement, provided that such per share purchase price may not be less than the U.S. dollar equivalent of the applicable par value per common share (which as of the date of this prospectus is CHF 0.20 per share) on the applicable purchase date for the Regular Purchase corresponding to such accelerated purchase (or such additional accelerated purchase, as applicable) as described above.

The Purchase Agreement provides that we may not under any circumstances issue or sell any common shares to LPC under the Purchase Agreement which, when aggregated with all other common shares then beneficially owned by LPC and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act, and Rule 13d-3 thereunder), would result in LPC beneficially owning more than the 4.99% Beneficial Ownership Limitation.

We will control the timing and amount of any sales of common shares to LPC pursuant to the Purchase Agreement. LPC has no right to require us to sell any common shares to LPC under the Purchase Agreement, however LPC is obligated to make purchases of common shares as we may properly direct LPC to purchase, upon the terms and subject to the satisfaction of the conditions set forth therein. Neither we nor LPC may assign or transfer our respective rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by us or LPC.

Actual sales of common shares by us to LPC under the Purchase Agreement depend on a variety of factors to be determined from time to time, including, among others, market conditions, the trading price of our common shares and determinations by us as to the appropriate sources of funding for our company and its operations. The net proceeds under the Purchase Agreement that we may realize from sales of common shares to LPC under the Purchase Agreement will depend on the frequency and prices at which we may issue and sell our common shares to LPC pursuant to the Purchase Agreement.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the registration statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.

As of May 1, 2023, there were 6,988,999 common shares outstanding, of which approximately 6,936,997 million common shares were held by non-affiliates of our company. Although the Purchase Agreement provides that we may sell up to $10.0 million of our common shares to LPC (of which an aggregate of $854,475 of common shares have already been issued and sold to LPC as of the date of this prospectus), only 2,500,000 of our common shares are being registered under the Securities Act for resale by LPC under the registration statement that includes this prospectus, that we may issue to LPC as Purchase Shares from and after the date of this prospectus, if and when we elect to sell such Purchase Shares to LPC under the Purchase Agreement. If all of the 2,500,000 Purchase Shares that may be offered and resold by LPC under this prospectus were also issued and outstanding as of May 1, 2023, such 2,500,000 common shares would represent approximately 26.3% of the total number of our common shares outstanding, and approximately 26.5% of the total number of outstanding common shares held by non-affiliates of our company, in each case as of May 1, 2023.

As of the date of this prospectus, we have sold 350,000 of our common shares for an aggregate offering price of $854,475 pursuant to the Purchase Agreement, which represents the full number of shares registered under the Registration Statement on Form F-1 previously filed by us with the SEC under the terms of the Purchase Agreement and the Registration Rights Agreement and declared effective by the SEC.

Purchases of Common Shares Under the Purchase Agreement

Regular Purchases

From and after the date of this prospectus, on any business day selected by us on which the closing sale price of our common shares is not below the Floor Price (and provided all Purchase Shares subject to all prior Regular Purchases have been properly delivered to LPC in accordance with the Purchase Agreement), we may, by written notice delivered by us to LPC, direct LPC to purchase up to 15,000 common shares on such business day in a Regular Purchase, provided, however, that the maximum number of shares we may sell to LPC in a Regular Purchase may be increased to:

●	up to 20,000 shares, provided that the closing sale price of our common shares on the applicable purchase date is not below $6.00;

●	up to 25,000 shares, provided that the closing sale price of our common shares on the applicable purchase date is not below $8.00; and

●	up to 30,000 shares, provided that the closing sale price of our common shares on the applicable purchase date is not below $10.00 (each, of such share and dollar amounts subject to adjustment for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction as provided in the Purchase Agreement).

In any case, however, LPC’s maximum purchase commitment in any single Regular Purchase may not exceed $1,500,000 (which dollar amount shall not be subject to adjustment for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction).

The purchase price per common share sold in each such Regular Purchase, if any, will be equal to the greater of:

(1)	the lower of: (i) the lowest sale price for our common shares on the applicable purchase date for such Regular Purchase; and (ii) the arithmetic average of the three lowest closing sale prices for our common shares during the 10 consecutive business days ending on the business day immediately preceding the applicable purchase date for such Regular Purchase; and

(2)	the U.S. dollar equivalent of the applicable par value per common share (which as of the date of this prospectus is CHF 0.20 per share) on the applicable purchase date for such Regular Purchase.

Accelerated Purchases

In addition to Regular Purchases described above, we may also direct LPC, on any purchase date for a Regular Purchase on which we have properly submitted a Regular Purchase notice directing LPC to purchase the maximum number of Purchase Shares that we are then permitted to include in a single Regular Purchase notice (and provided all Purchase Shares subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases effected prior to such Purchase Date, have been properly delivered to LPC in accordance with the Purchase Agreement), to purchase an additional amount of our common shares, which we refer to as an Accelerated Purchase, on the next business day following such purchase date for such corresponding Regular Purchase, which we refer to as the Accelerated Purchase Date, not to exceed the lesser of:

●	30% of the aggregate number of our common shares traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase Date, the portion of the normal trading hours on the applicable Accelerated Purchase Date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase Date we refer to as the Accelerated Purchase Measurement Period; and

●	300% of the number of Purchase Shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for the common shares subject to an Accelerated Purchase will be equal to the greater of:

(1)	96.0% of the lower of: (i) the volume weighted average price of our common shares during the applicable Accelerated Purchase Measurement Period on the applicable Accelerated Purchase Date; and (ii) the closing sale price of our common shares on the applicable Accelerated Purchase Date; and

(2)	the U.S. dollar equivalent of the applicable par value per common share (which as of the date of this prospectus is CHF 0.20 per share) on the applicable Accelerated Purchase Date.

Additional Accelerated Purchases

We may also direct LPC, not later than 1:00 p.m., Eastern time, on the same Accelerated Purchase Date on which an Accelerated Purchase Measurement Period for an Accelerated Purchase has ended prior to such time (and provided all Purchase Shares subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, including those prior Accelerated Purchases and Additional Accelerated Purchases effected on the same Accelerated Purchase Date as the applicable Additional Accelerated Purchase, have been properly delivered to LPC in accordance with the Purchase Agreement prior to such time), to purchase an additional amount of our common shares on such same Accelerated Purchase Date, which we refer to as an Additional Accelerated Purchase, of up to the lesser of:

●	30% of the aggregate number of our common shares traded during the portion of the normal trading hours on the applicable Accelerated Purchase Date determined in accordance with the Purchase Agreement, which period of time on the applicable Accelerated Purchase Date we refer to as the Additional Accelerated Purchase Measurement Period; and

●	300% of the number of Purchase Shares purchased pursuant to the Regular Purchase corresponding to the Accelerated Purchase effected on such same Accelerated Purchase Date.

The purchase price per share for the common shares subject to an Additional Accelerated Purchase will be equal to the greater of:

(1)	96.0% of the lower of: (i) the volume weighted average price of our common shares during the applicable Additional Accelerated Purchase Measurement Period for such Additional Accelerated Purchase; and (ii) the closing sale price of our common shares on the applicable same Accelerated Purchase Date; and

(2)	the U.S. dollar equivalent of the applicable par value per common share (which as of the date of this prospectus is CHF 0.20 per share) on the applicable Accelerated Purchase Date.

We may, in our sole discretion, submit multiple Additional Accelerated Purchase notices to LPC prior to 1:00 p.m., Eastern time, on a single Accelerated Purchase Date, again provided all Purchase Shares subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, including those prior Accelerated Purchases and Additional Accelerated Purchases effected on the same Accelerated Purchase Date as the applicable Additional Accelerated Purchase, have been properly delivered to LPC in accordance with the Purchase Agreement prior to such time.

In the case of Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction occurring during the business days used to compute the purchase price.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common shares to LPC.

Events of Default

Events of default under the Purchase Agreement include the following:

●	the effectiveness of the registration statement of which this prospectus is a part, or any future registration statement relating to the resale of shares issuable pursuant to the Purchase Agreement, lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by LPC of our common shares offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

●	suspension by our principal market of our common shares from trading for a period of one full business day;

●	the de-listing of our common shares from The Nasdaq Capital Market (or any nationally recognized successor thereto); provided our common shares are not immediately thereafter trading on The Nasdaq Global Market, The Nasdaq Global Select Market, the NYSE American, the NYSE Arca or the OTCQX or OTCQB operated by the OTC Markets Group, Inc. (or any nationally recognized successor thereto);

●	our transfer agent’s failure for two business days to issue to LPC the common shares which LPC is entitled to receive under the Purchase Agreement;

●	our breach of any representation, warranty, covenant or other term or condition contained in the Purchase Agreement or any related agreement which would reasonably be expected to have a material adverse effect on us, subject to a cure period of five business days;

●	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

●	if at any time we are not eligible to transfer our common shares electronically.

LPC does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of LPC’s control, we cannot initiate any Regular Purchases, Accelerated Purchases or Additional Accelerated Purchases under the Purchase Agreement.

Termination Rights

We have the right to terminate the Purchase Agreement, without any cost to us, at any time for any reason upon one business day’s prior written notice to LPC. In the event of bankruptcy proceedings by or against us which are not discharged within 90 days, the Purchase Agreement will automatically terminate without action of any party.

No Short-Selling or Hedging by LPC

LPC has represented to us that at no time prior to the Purchase Agreement has LPC or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common shares or any hedging transaction, which establishes a net short position with respect to our common shares. LPC agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

Prohibition of Certain Continuous Offerings

We agreed with LPC that we will not, for a period commencing on the date of the Purchase Agreement and ending on December 28, 2024, irrespective of any earlier termination of the Purchase Agreement, subject to certain limited exceptions set forth in the Purchase Agreement, enter into any agreement relating to or otherwise effect any issuance of our securities in certain types of continuous offerings in which we may issue securities at a future determined price.

Effect of Performance of the Purchase Agreement on Our Shareholders

Because the purchase price per share to be paid by LPC for the common shares that we may, in our sole discretion, elect to issue and sell to LPC under the Purchase Agreement from and after the date of this prospectus will fluctuate based on the market prices of our common shares at the times that we elect to sell such common shares, if any, to LPC under the Purchase Agreement, as of the date of this prospectus, it is not possible for us to calculate the actual purchase prices to be paid by LPC for any of the common shares that we may elect to issue and sell to LPC as Purchase Shares under the Purchase Agreement, and therefore we cannot predict the actual total aggregate number of additional common shares we may ultimately issue and sell to LPC, if any, under the Purchase Agreement, or the aggregate amount of additional proceeds we will actually receive from those sales, if any, under the Purchase Agreement.

Depending on the market prices of our common shares at the time we elect to issue and sell the 2,500,000 Purchase Shares that are included in this prospectus to LPC pursuant to the Purchase Agreement, if any, we may need to issue and sell more than the 2,500,000 common shares being offered under this prospectus to LPC pursuant to the Purchase Agreement in order for us to receive aggregate gross proceeds equal to $9,145,525, the amount of LPC’s total aggregate purchase commitment that remains under the Purchase Agreement as of the date of this prospectus. If it becomes necessary for us to issue and sell to LPC under the Purchase Agreement more than the 2,500,000 common shares being offered under this prospectus, which we have the right, but not the obligation, to do, in order for us to receive the remaining aggregate gross proceeds equal to $9,145,525 from LPC under the Purchase Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the offer and resale by LPC of any such additional common shares that we may wish to sell to LPC from time to time under the Purchase Agreement, which the SEC must then declare effective.

The number of common shares ultimately resold by LPC through this prospectus is dependent upon the total number of common shares, if any, we elect to sell to LPC under the Purchase Agreement from and after the date of this prospectus and during the term of the Purchase Agreement. The issuance by us of our common shares to LPC pursuant to the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted. Although the number of common shares that our existing shareholders own will not decrease, the common shares owned by our existing shareholders will represent a smaller percentage of our total outstanding common shares after any such issuance.

The following table sets forth the amount of gross proceeds we would receive from LPC from the issuance of a number of shares to LPC equal to the number of shares registered hereunder pursuant to the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Common Share		Number of Registered Common Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Common Shares After Giving Effect to the Issuance to LPC(2)	Proceeds from the Issuance of Shares to LPC Under the Purchase Agreement
$0.22	(3)	2,500,000	26.3%	$550,000
$0.846	(4)	2,500,000	26.3%	$2,115,000
$3.66		2,500,000	26.3%	$9,145,525	(5)

(1)	Although the Purchase Agreement provides that we may issue up to $10,000,000 of our common shares to LPC (of which an aggregate of $854,475 of common shares have already been issued and sold to LPC as of the date of this prospectus), we are only registering 2,500,000 common shares under this prospectus, which may or may not cover all of the common shares we ultimately issue to LPC under the Purchase Agreement, depending on the purchase price per common share. As a result, we have included in this column only the common shares that we are registering in this offering.

(2)	The denominator is based on 6,988,999 common shares outstanding as of May 1, 2023, plus the number of shares set forth in the adjacent column which we would have sold to LPC at the applicable assumed average purchase price per share. The number of shares in such column does not include shares that may be issued to LPC under the Purchase Agreement which are not registered in this offering. The table does not give effect to the prohibition contained in the Purchase Agreement that prevents us from issuing to LPC shares such that, after giving effect to such issuance, LPC would beneficially own more than 4.99% of our common shares.

(3)	The U.S. Dollar equivalent of the par value of a single Common Share translated at a rate of CHF 0.8911 to USD 1.00, the official exchange rate quoted as of April 28, 2023 by the U.S. Federal Reserve Bank.

(4)	The closing sale price of our common shares on May 1, 2023.

(5)	The maximum amount of gross proceeds that remains under the Purchase Agreement is $9,145,525.

CAPITALIZATION

The table below sets forth our cash and cash equivalents and our total capitalization (defined as total debt and shareholders’ equity) as of December 31, 2022:

●	on an actual basis;

●	on an as adjusted basis to give effect to the issuance of 2,500,000 additional common shares we are registering on behalf of the selling shareholder based upon an assumed offering price of $0.846 per common share, the closing price of our common shares as listed on Nasdaq on May 1, 2023 and after deducting approximately $39,506 in estimated offering expenses payable by us.

Investors should read this table in conjunction with our audited consolidated financial statements and related notes as of and for the year ended December 31, 2022 and management’s discussion and analysis thereon, each as incorporated by reference into this prospectus, as well as “Use of Proceeds” in this prospectus.

U.S. dollar amounts have been translated into Swiss Francs at a rate of CHF 0.9241 to USD 1.00, the official exchange rate quoted as of December 30, 2022 by the U.S. Federal Reserve Bank. Such Swiss Franc amounts are not necessarily indicative of the amounts of Swiss Francs that could actually have been purchased upon exchange of U.S. dollars on December 30, 2022 and have been provided solely for the convenience of the reader. On April 28, 2023, the exchange rate as reported by the U.S. Federal Reserve Bank was CHF 0.8911 to USD 1.00.

	December 31, 2022
	Actual	As Adjusted
	(in CHF)
Cash and cash equivalents(1)	15,395	1,933,359
Loan(2)	5,869,797	5,869,797
Lease liabilities	461,485	461,485
Shareholders’ equity:
Share capital(1)
Common shares, par value CHF 0.20 per share; 1,180,053 common shares issued and outstanding on an actual basis, 3,680,053 common shares issued and outstanding on an as adjusted basis	236,011	736,011
Share premium	192,622,406	194,040,370
Other reserves	258,044	258,044
Accumulated deficit	(201,431,272)	(201,431,272)
Total shareholders’ (deficit)/equity attributable to owners of the company	(8,314,811)	(6,396,847)
Total capitalization	(1,983,529)	(65,565)

(1)	Since December 31, 2022, we have issued 2,432,939 of our common shares for an aggregate amount of $5.8 million in cash proceeds, plus an additional 4,341,012 common shares for the full conversion of the FiveT Loan (as defined below). These subsequent issuances and the proceeds therefrom are not reflected in the table as they occurred after December 31, 2022.

(2)	On February 4, 2022, the Company entered into a convertible loan agreement with FiveT Investment Management Ltd. (the “FiveT IM”), pursuant to which the Lender loaned to the Company CHF 5,000,000 (the “FiveT Loan”), which FiveT Loan bore interest at the rate of 10% per annum. From April 13, 2023 to April 17, 2023, FiveT IM converted the entire FiveT Loan into an aggregate of 4,341,012 common shares at an average conversion price of $1.4475 per share. As a result, the FiveT Loan is no longer outstanding and has been terminated. On December 28, 2022, the Company entered into two separate loan agreements, as amended, with two private investors (“Private Lenders”), pursuant to which Private Lenders have agreed to loan to the Company an aggregate of CHF 250,000 and CHF 100,000, respectively, which loans bear interest at the rate of 5% per annum and mature as of July 31, 2023. On September 9, 2022, the Company entered into a loan agreement, as amended, with FiveT IM, Dominik Lysek and Thomas Meyer, the Company’s CEO (the “September ‘22 Lenders”), pursuant to which the September ‘22 Lenders have agreed to loan to the Company an aggregate of CHF 600,000.00, which loan bears interest at the rate of 5% per annum and matures as of July 31, 2023. On May 1, 2023, the Company entered into a new convertible loan agreement with FiveT IM, pursuant to which FiveT IM loaned the Company CHF 2,500,000, which bears interest at the rate of 10% per annum and matures 22 months from May 4, 2023. FiveT IM will have the right to convert all or part of the convertible loan, including accrued and unpaid interest, at its option, into common shares at a conversion price fixed of CHF 1.42 per share.

The above discussion and table are based on 1,180,053 common shares outstanding as of December 31, 2022 and excludes:

●	157,730 of our common shares issuable upon the exercise of options outstanding as of December 31, 2022 at a weighted average exercise price of $19.28 per common share; and

●	99,171 common shares issuable upon the exercise of warrants outstanding as of December 31, 2022 at a weighted average exercise price of $57.60 per common share.

DILUTION

If you invest in our common shares, your interest will be diluted to the extent of the difference between the offering price per common share and the as adjusted net tangible book value per common share after this offering.

As of December 31, 2022, we had a net tangible book value (deficit) of $(13.2) million, corresponding to a net tangible book value (deficit) of $(11.20) per common share. Net tangible book value per share represents the amount of our total assets less our total liabilities, excluding intangible assets and right of use assets, divided by 1,180,053, the total number of our common shares outstanding as of December 31, 2022.

After giving effect to the issuance by us of 2,500,000 common shares to LPC at the assumed offering price of $0.846 per common share, the closing price of our common shares as listed on Nasdaq on May 1, 2023, after deducting estimated offering expenses payable by us, our as adjusted net tangible book value estimated as of December 31, 2022 would have been $(11.1) million, representing $(3.03) per common share. This represents an immediate increase in net tangible book value of $8.17 per common share to existing shareholders and an immediate dilution in net tangible book value of $3.87 per common share to LPC. Dilution for this purpose represents the difference between the price per common share paid by LPC and net tangible book value per common share immediately after the completion of the offering.

The following table illustrates this dilution to LPC.

Assumed offering price per common share	$0.846
Net tangible book value (deficit) per common share as of December 31, 2022	$(11.20)
Increase in net tangible book value per common share attributable to LPC	$8.17
As adjusted net tangible book value per common share after the offering	$(3.03)
Dilution per common share to LPC	$3.87
Percentage of dilution in net tangible book value per common share for LPC	457%

The above discussion and table are based on 1,180,053 common shares outstanding as of December 31, 2022 and excludes:

●	157,730 of our common shares issuable upon the exercise of options outstanding as of December 31, 2022 at a weighted average exercise price of $19.28 per common share; and

●	99,171 common shares issuable upon the exercise of warrants outstanding as of December 31, 2022 at a weighted average exercise price of $57.60 per common share.

To the extent that outstanding options or warrants are exercised, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our shareholders.

Swiss Franc amounts have been translated into U.S. dollars at a rate of CHF 0.9241 to USD 1.00, the official exchange rate quoted as of December 30, 2022 by the U.S. Federal Reserve Bank. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of Swiss Francs on December 30, 2022 and have been provided solely for the convenience of the reader.

EXPENSES OF THE OFFERING

We estimate that our expenses in connection with this offering will be as follows:

EXPENSES	AMOUNT
U.S. Securities and Exchange Commission registration fee	$244
Legal fees and expenses	$20,000
Accounting fees and expenses	$19,262
Total	$39,506

All amounts in the table are estimates except the U.S. Securities and Exchange Commission registration fee. The Company will pay all of the expenses of this offering.

PLAN OF DISTRIBUTION

The common shares offered by this prospectus are being offered by the selling shareholder, Lincoln Park Capital Fund, LLC. The common shares may be sold or distributed from time to time by the selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our common shares offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our common shares;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the common shares offered by this prospectus may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the common shares offered by this prospectus may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

LPC is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

LPC has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of our common shares that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price of our common shares. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. LPC has informed us that each such broker-dealer will receive commissions from LPC that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of our common shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of common shares sold by LPC through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of our common shares sold by LPC may be less than or in excess of customary commissions. Neither we nor LPC can presently estimate the amount of compensation that any agent will receive from any purchasers of common shares sold by LPC under this prospectus.

We know of no existing arrangements between LPC or any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common shares offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement that includes this prospectus to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of common shares offered by this prospectus by the selling shareholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such common shares by the selling shareholder, any compensation paid by LPC to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the common shares included in this prospectus by LPC. We estimate that the total expenses for the offering will be approximately $39,506.

We have agreed to indemnify LPC and certain other persons against certain liabilities in connection with the offering of common shares under this prospectus, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. LPC has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by LPC specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

LPC has represented to us that at no time prior to the Purchase Agreement has LPC or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common shares or any hedging transaction, which establishes a net short position with respect to our common shares. LPC agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised LPC that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common shares offered by this prospectus.

This offering will terminate on the date that all common shares offered by this prospectus have been sold by LPC.

Our common shares are traded on The Nasdaq Capital Market under the symbol “CYTO”.

LEGAL MATTERS

The validity of the common shares and certain other matters of Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited, Bermuda. Certain matters of U.S. federal and New York State law will be passed upon for us by Lowenstein Sandler LLP, New York, New York.

EXPERTS

The financial statements of Altamira Therapeutics Ltd. as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, incorporated by reference in this Prospectus, have been audited by Deloitte AG, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

ENFORCEMENT OF JUDGMENTS

Altamira Therapeutics Ltd. is a Bermuda exempted company. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of continuation and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Many of our directors and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy reports and other information filed with the SEC at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our directors, executive officers and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on May 16, 2023

Documents incorporated by reference in this prospectus are available from us without charge upon written or oral request, excluding any exhibits to those documents that are not specifically incorporated by reference into those documents. You can obtain documents incorporated by reference in this document by requesting them from us in writing or at Altamira Therapeutics Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda or via telephone at (441) 295-5950.